EXHIBIT 99.1

October 26, 2017	For more information: Linda L. Tasseff
FOR IMMEDIATE RELEASE	Director, Investor Relations (904) 858-2639 ltasseff@steinmart.com

Stein Mart Announces Cost Reductions

Actions will result in $10 million cost savings in 2018

JACKSONVILLE, Fla. – Stein Mart, Inc. (NASDAQ: SMRT) today announced that it has instituted cost reductions expected to total savings of approximately $10 million (pre-tax) in 2018 including the elimination of approximately 10 percent of its corporate office headcount. These actions are part of the Company’s ongoing efforts to control costs and simplify its business processes in this highly competitive retail environment. Most of the other cost reductions are also at the corporate headquarters.

Today’s announcement is in addition to tight expense controls and other steps the Company has taken this year to strengthen its financial position, including:

•	Lowering inventories by 15 percent
•	Reducing capital expenditures by $22 million over the prior year
•	Suspending the quarterly dividend ($14 million annual savings)

“While we believe our sales-driving strategies are now taking hold, we are still in a very challenging retail environment. With this in mind, we are taking the necessary steps to better position our company for long-term success,” said Hunt Hawkins, Chief Executive Officer. “Rightsizing efforts are never easy as we understand the significant impact this action has on our associates and their families. We appreciate the contributions of all our associates and sincerely wish those impacted by this decision the very best as they pursue their future.”

Hawkins added, “The trend of comparable stores sales decreases continued into the third quarter and was slightly worse in August and September due to the impacts of hurricanes Harvey and Irma. With only a few days remaining in the month, however, October comp store sales are flat reflecting traction from new merchandising and marketing initiatives put into place this fall. We are encouraged by this significant shift from the negative comp sales trend we saw through September and believe our current strategies are the right ones to build our unique and valuable brand.”

Third Quarter 2017 Financial Results

The Company plans to release its third quarter 2017 financial results after the U.S. financial markets close on Wednesday, November 15, 2017. At 4:30 p.m. ET that day, management will hold a conference call to discuss results and operations. A live webcast of the call will be available on the company’s investor relations website at http://ir.steinmart.com and a replay of the call will be available on the website through December 31, 2017.

About Stein Mart

Stein Mart, Inc. is a national specialty off-price retailer offering designer and name-brand fashion apparel, home décor, accessories and shoes at everyday discount prices. Stein Mart provides real value that customers will love every day both in stores and online. The Company currently operates 293 stores across 31 states. For more information, please visit www.steinmart.com.